NOTE SECURED BY SECURITY AGREEMENT

Date:      December 20, 2001

Borrower:      Padma Ventures, LLC, a Texas limited liability company

Borrower's Mailing Address:      901 East Midcities Boulevard, Euless, Texas 76039

Lender:      Jitsource, LLC

Address:      377 Las Colinas Boulevard East, Suite 280, Irving, Texas 75039

Principal Amount:      FORTY FIVE THOUSAND AND NO.100 DOLLARS ($45,000.00)

Annual Interest Rate from February 5, 2002:     TEN PERCENT (10%)

Maturity Date:      February 5, 2007

Annual Interest Rate on Matured, Unpaid Amounts:      THE HIGHEST RATE ALLOWED BY LAW.

Terms of payment (principal and interest): 1st payment on February 28, 2003 and annually on February 28 thereafter. The last payment includes a balloon payment of principal and interest on February 28, 2007.

In the event any installment shall become overdue for a period in excess of ten (10) days, a charge of five percent (5%) of the amount so overdue may be charged by the holder for the purpose of defraying the expense incident to handling such delinquent payments.

Security for Payment:      Merchandise Inventory of D & D Texaco, 15 Macarthur Road, Alexandria, Louisiana 71303

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. After maturity, Borrowers promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance and earned interest on the note immediately due. Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the note and will be secured by any security for payment. Borrower may repay this note in any amount at any time before the Maturity Date without penalty or premium.

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, of the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Each borrower is responsible for all obligations represented by this note.

When the context requires, singular mouns and pronouns include the plural.

JITSOURCE, LLC

/s/   Reza Rahman

By: Reza Rahman

PADMA VENTURES, LLC

/s/   Mohammed Islam

By: Mohammed Islam